SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

AJS Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

........................................................................

2) Aggregate number of securities to which transaction applies:

.......................................................................
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

.......................................................................
4) Proposed maximum aggregate value of transaction:

........................................................................

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

April 16, 2007

Dear Stockholder:

We are pleased to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of AJS Bancorp, Inc.  The Annual Meeting will be held at A. J. Smith Federal Savings Bank, 14757 S. Cicero, Midlothian, Illinois 60445, at 1:00 p.m., (local time) on May 16, 2007.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  Also enclosed for your review is our Annual Report to Stockholders, which contains detailed information concerning the activities and our operating performance.

At the Annual Meeting, stockholders will be given an opportunity to elect two directors to the Board of Directors and to ratify the appointment of Crowe Chizek and Company LLC as our independent registered public accountants for the 2007 fiscal year.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of its stockholders.  For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered at the Annual Meeting.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting.  Your vote is important, regardless of the number of shares that you own.  Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

/s/ Thomas R. Butkus

Thomas R. Butkus
Chairman and Chief Executive Officer

AJS BANCORP, INC.
14757 South Cicero Avenue
Midlothian, Illinois 60445
(708) 687-7400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 16, 2007

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of AJS Bancorp, Inc. will be held at A. J. Smith Federal Savings Bank, 14757 S. Cicero, Midlothian, Illinois 60445, on May 16, 2007 at 1:00 p.m., local time.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is being held for the purpose of considering and acting upon:

1.	The election of two directors to the Board of Directors;

2.	The ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accountants for the year ending December 31, 2007; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on April 2, 2007 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our main office located at 14757 S. Cicero Avenue, Midlothian, Illinois 60445 for the 10 days immediately prior to the Annual Meeting.  It will also be available for inspection at the Annual Meeting.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH OUR CORPORATE SECRETARY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors.

/s/ Donna J. Manuel

Donna J. Manuel
Corporate Secretary
Midlothian, Illinois
April 16, 2007

IMPORTANT:  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT

AJS Bancorp, Inc.
14757 South Cicero Avenue
Midlothian, Illinois 60445
(708) 687-7400

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of AJS Bancorp, Inc. to be used at our Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at A. J. Smith Federal Savings Bank, 14757 S. Cicero, Midlothian, Illinois, 60445, on May 16, 2007 at 1:00 p.m., local time, and all adjournments thereof.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about April 16, 2007.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors will be voted in accordance with the directions given thereon.  Where no instructions are indicated, proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers to the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by (i) sending written notice of revocation to our Corporate Secretary at the address shown above, (ii) voting a later dated proxy, or (iii) by attending the Annual Meeting and voting in person.  However, if you are a stockholder whose shares of common stock are not registered in your own name, you will need appropriate documentation from your record holder to vote in person at the Annual Meeting.  The presence at the Annual Meeting of any stockholder who had previously submitted a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to our Corporate Secretary prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our common stock, par value $0.01 per share, as of the close of business on April 2, 2007 (the “Record Date”) are entitled to one vote for each share then held.  As of the Record Date, we had 2,131,704 shares of common stock issued and outstanding, of which AJS Bancorp, MHC, our mutual holding company parent, owned 1,227,544 shares, or 57.5% of the total shares outstanding.  AJS Bancorp, MHC intends to vote “FOR” the proposals presented at the Annual Meeting.  The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Persons and groups who beneficially own in excess of five percent of the common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by named executive officers and directors individually, by executive officers and directors as a group, and by each person who was the beneficial owner of more than five percent of our outstanding shares of common stock on the Record Date.  None of the shares beneficially owned by directors, executive officers or nominees to the board of directors have been pledged as security or collateral for any loans.

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership (1)(2)	Percent of Shares of Common Stock Outstanding
AJS Bancorp, MHC 14757 South Cicero Avenue Midlothian, Illinois 60445	1,227,544	57.6%
Named Directors and Executive Officers:
Thomas R. Butkus (3)	77,725	3.65
Roger L. Aurelio (4)	22,516	1.06
Raymond J. Blake (5)	36,916	1.73
Edward S. Milen (6)	17,516	0.82
Richard J. Nogal (7)	6,400	0.30
Lyn G. Rupich (8)	36,604	1.72
W. Anthony Kopp (9)	18,600	0.87
Pamela N. Favero (10)	3,642	0.17
All officers and directors as a group (8 persons)	219,919	10.32%
__________________________
(1)	Does not include shares allocated under the A. J. Smith Federal Savings Bank Employee Stock Ownership Plan and Trust (“ESOP”).
(2)	Directors are also directors of AJS Bancorp, MHC.
(3)
Includes 19,200 shares underlying options exercisable within 60 days of the record date.  Mr. Butkus has sole voting and investment power over 53,009 shares and shared voting and investment power over 5,516 shares.

(4)
Includes 4,716 shares underlying options exercisable within 60 days of the record date.  Mr. Aurelio has sole voting and investment power over 7,800 shares and shared voting and investment power over 10,000 shares.

(5)
Includes 4,716 shares underlying options exercisable within 60 days of the record date.  Mr. Blake has sole voting and investment power over 15,300 shares and shared voting and investment power over 16,900 shares.

(6)
Includes 4,716 shares underlying options exercisable within 60 days of the record date.  Mr. Milen has sole voting and investment power over 7,800 shares, and shared voting and investment power over 5,000 shares.

(7)
Includes 800 shares underlying options exercisable within 60 days of the record date.  Mr. Nogal has sole voting and investment power over 600 shares, and shared voting and investment power over 5,000 shares.

(8)
Includes 17,600 shares underlying options exercisable within 60 days of the record date.  Ms. Rupich has sole voting and investment power over 4,548 shares and shared voting and investment power over 14,456 shares.

(9)	Includes 8,000 shares underlying options exercisable within 60 days of the record date. Mr. Kopp has sole voting and investment power over 10,600 shares.
(10)
Includes 1,760 shares underlying options exercisable within 60 days of the record date.  Ms. Favero has sole voting and investment power over 1,732 shares and shared voting and investment power over 150 shares.

   VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote “FOR” the election of the nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of Crowe Chizek and Company LLC as our independent registered public accountants, by checking the appropriate box a stockholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item.  The affirmative vote of holders of a majority of the total votes cast at the Annual Meeting in person or by proxy, without regard to broker non-votes, or proxies marked “ABSTAIN” is required for ratification of Crowe Chizek and Company LLC as our independent registered public accountants.

Management anticipates that the majority stockholder will vote all of its shares in favor of the matters set forth above.  If AJS Bancorp, MHC votes all of its shares in favor of each proposal, the approval of the election of the director nominees and the ratification of Crowe Chizek and Company LLC would be assured.

Proxies solicited hereby will be returned to us and will be tabulated by an inspector of election designated by our Board of Directors.

Regardless of the number of shares of common stock owned, it is important that record holders of a majority of the shares of our common stock be represented by proxy or present in person at the Annual Meeting.  Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope.  Stockholders are urged to indicate their vote in the spaces provided on the proxy card.  PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS GIVEN ON THE PROXY.  WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.

  PROPOSAL I—ELECTION OF DIRECTORS

Our Board of Directors is composed of five members.  Our bylaws provide that approximately one-third of the directors are to be elected annually.  Directors are generally elected to serve for a three year period or until their respective successors have been elected and have qualified.  The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year.  Two directors will be elected at the Annual Meeting.  The nominating committee of the Board of Directors has nominated Richard J. Nogal and Edward S. Milen to each serve as a director for a three-year term.

The table below sets forth certain information regarding the composition of our Board of Directors, including the terms of office of board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected.  Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominee was selected.  The Board of Directors recommends a vote “FOR” the nominees to serve as director until his respective term expires.

Name	Age (1)	Positions Held	Director Since (2)	Term to Expire	Shares of Common Stock Beneficially Owned on the Record Date	Percent of Class

NOMINEE
Richard J. Nogal	50	Director	2003	2010	6,400	*
Edward S. Milen	81	Director	1977	2010	17,516	*
DIRECTORS CONTINUING IN OFFICE
Roger L. Aurelio	59	Director	1999	2008	22,516	1.06
Raymond J. Blake	63	Director	1979	2009	36,916	1.73
Thomas R. Butkus	59	Chairman and Chief Executive Officer	1977	2009	77,725	3.65
_____________________
*	Less than 1%.
(1)	At December 31, 2006.
(2)	Reflects initial appointment to the Board of Directors of A. J. Smith Federal’s mutual predecessor.

The principal occupation during the past five years of each of our directors and executive officers is set forth below.  All directors and executive officers have held their present positions for all five years unless otherwise stated.

Thomas R. Butkus is our Chief Executive Officer and Chairman of the Board of Directors and Chief Executive Officer and Chairman of the Board of A. J. Smith Federal Savings Bank (“A. J. Smith Federal”), and has held these positions with A. J. Smith Federal since 1988.  Mr. Butkus also served as President of A. J. Smith Federal from 1982 until 2002.  Mr. Butkus has been employed by A. J. Smith Federal in various positions since 1972.

Roger L. Aurelio is the President and Chief Executive Officer of New Supplies Co., Romeoville, Illinois, which sells and maintains pneumatic nailing and stapling equipment.

Raymond J. Blake is retired.  Until his retirement in 1997, Mr. Blake was the Director of Research and Development with Commonwealth Edison, an electric utility company.

Edward S. Milen is retired.  Prior to his retirement, Mr. Milen was the owner of a service station, located in Midlothian, Illinois.

Richard J. Nogal is a law partner with Goldstine, Skrodzki, Russian, Nemec and Hoff, Ltd. (GSRNH), located in Burr Ridge, Illinois.  Mr. Nogal has been with GSRNH since 2002.  Prior to this he was a partner with the law firm of Lillig & Thorsness, Ltd.  Mr. Nogal has been, and continues to be, of counsel to A. J. Smith Federal since 1986.

W. Anthony Kopp, age 56, is Senior Vice President in charge of Commercial Lending.  Mr. Kopp joined A. J. Smith Federal in May 2001.  From 1998 until joining A. J. Smith Federal, Mr. Kopp was Senior Vice President of Commercial Lending at Republic Bank of Chicago.

Lyn G. Rupich, age 45, is our President and President and Chief Operating Officer of A. J. Smith Federal.  Prior to her appointment as President in 2002 Ms. Rupich was the Vice President and Chief Financial Officer of A. J. Smith Federal.  Ms. Rupich has been associated with A. J. Smith Federal since 1987.

Pamela N. Favero, age 43, is our Chief Financial Officer and Chief Financial Officer of A. J. Smith Federal.  Prior to her appointment as Chief Financial Officer in 2002, Ms. Favero was the Assistant to the Chief Financial Officer/Internal Auditor of A. J. Smith Federal Savings Bank.  Ms. Favero has been associated with A. J. Smith Federal since 1991.

Board of Director Independence

We are a “controlled company” under Nasdaq Marketplace Rules because more than 50% of our voting power is held by AJS Bancorp, MHC.  Therefore, we are exempt from the Nasdaq Marketplace Rules requiring (a) that we have a majority of independent directors on the board, (b) any compensation committee and nominating committee be comprised solely of independent directors, (c) the compensation of executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (d) the election or recommendation of director nominees for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

The Board of Directors has determined that, except as to Mr. Butkus, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.

In determining the independence of our directors, the Board of Directors considered the fact that we have lending relationships with Directors Blake and Nogal.  A. J. Smith Federal has made a loan to each of these directors which is secured by the director’s primary residence.  In addition, A. J. Smith Federal has retained the law firm of Goldstine, Skrodzki, Russian, Nemec and Hoff, Ltd., of which Mr. Nogal is a partner.  The fees paid to Goldstine, Skrodzki, Russion, Nemec and Hoff, Ltd, totaled $22,824 during 2006.

Ownership Reports by Officers and Directors

Our common stock is registered pursuant to Section 12(g) of the Exchange Act.  Our officers and directors and beneficial owners of greater than 10% of our common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the common stock.  SEC rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis.  All of our officers and directors who are required to file Forms 3, 4 or 5 filed these forms on a timely basis.

  MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The business of our Board of Directors is conducted through meetings and activities of the Board of Directors and its committees.  The Board of Directors held 13 meetings during the year ended December 31, 2006, and 4 audit committee meetings during the year ended December 31, 2006.  During the year ended December 31, 2006, no director attended fewer than 75 percent of the total meetings of the Board of Directors and committees on which such director served.

Nominating Committee

During the year ended December 31, 2006, Messrs. Blake and Milen acted as the nominating committee and met one time for the period.  Each member of the nominating committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  Our Board of Directors has adopted a written charter for the nominating committee, which is available at our website at www.ajsmithbank.com.

The functions of the nominating committee include the following:

•	to lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for stockholder approval;

•	to review and monitor compliance with the requirements for board independence; and

•	to review the committee structure and make recommendations to the Board of Directors regarding committee membership.

The nominating committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective.  If any member of the Board of Directors does not wish to continue in service, or if the Committee or the Board of Directors decides not to re-nominate a member for re-election, or if the size of the Board of Directors is increased, the nominating committee would solicit suggestions for director candidates from all board members.  In addition, the nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The nominating committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•	has personal and professional ethics and integrity and whose values are compatible with ours;

•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	is willing to devote the necessary time to the work of the Board of Directors and its committees, which includes being available for board and committee meetings;

•	is familiar with the communities in which we operate and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to us and our stockholders; and

•	has the capacity and desire to represent the balanced, best interests of our stockholders as a group, and not primarily a special interest group or constituency.

The nominating committee also takes into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the audit committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

The nominating committee does not have any specific written minimum qualifications or skills that the committee believes must be met by either a committee-recommended or a stockholder-recommended candidate in order to serve on the board.  The committee applies an equal level of scrutiny and review to all candidates, whether they have been provided by the committee or through a stockholder nomination.  The nominating committee believes that at least one of our directors must possess the requisite financial sophistication to satisfy the standards required for Nasdaq-listed companies.  We have not paid a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees.

Procedures for the Nomination of Directors by Stockholders

The nominating committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the nominating committee will consider candidates submitted by our stockholders.  Stockholders can submit the names of qualified candidates for director by writing to our Corporate Secretary at 14757 South Cicero Avenue, Midlothian, Illinois 60445.  The Corporate Secretary must receive a submission not less than 90 days prior to the date of our proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•
the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and us;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Stockholder Proposals.”

Stockholder Communications with the Board

A stockholder who wants to communicate with the Board of Directors or with any individual director can write to our President at 14757 South Cicero Avenue, Midlothian, Illinois 60445, Attention: President.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly; for example where it is a request for information about us or a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board of Directors meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics is available on our website at www.ajsmithbank.com.  Amendments to and waivers from the Code of Ethics will also be disclosed on our website.

Audit Committee

The Board of Directors has adopted a written charter for the audit committee. The audit committee consists of the following directors:  Messrs. Blake (committee Chair), Aurelio and Milen.  The audit committee meets on a quarterly basis to examine and approve the audit report prepared by our independent registered public accountants, to review and recommend the independent registered public accountants to be engaged by us, to review our internal audit function and internal accounting controls, and to review and approve audit policies.  In addition, the audit committee meets with the independent registered public accountants to review the results of the annual audit and other related matters.  The audit committee met four times during the year ended December 31, 2006.

Each member of the audit committee is “independent” as defined in the listing standards for Nasdaq-listed companies and under Rule 10A-3 of the Exchange Act.  Each member of the audit committee is able to read and understand financial statements, and no member of the audit committee has participated in the preparation of our financial statements or A. J. Smith Federal’s, or any of A. J. Smith Federal’s subsidiaries’, financial statements during the past three years.  Director Aurelio is deemed by us to be an “audit committee financial expert.”  Director Aurelio has an understanding of generally accepted accounting principles (GAAP) and has the ability and experience to prepare, audit, evaluate and analyze financial statements which present the breadth and level of complexity of issues that we reasonably expect to be raised in connection with a review of our financial statements.  Mr. Aurelio has actively reviewed our financial statements since becoming a director in 1999.  Director Aurelio has acquired these attributes through the experience he has gained as the Chief Executive Officer overseeing and actively supervising a principal financial officer in a company he privately owns.

Audit Committee Report

Management is responsible for our internal controls and financial reporting process.  The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes.

In accordance with rules recently established by the SEC, the audit committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the audit committee has:

•	Reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and our independent registered public accountants;

•	Discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended;

•
Received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accountants their independence from us; and

•	Considered the compatibility of non-audit services described above with maintaining auditor independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, to be filed with the SEC.  In addition, the audit committee approved the appointment of Crowe Chizek and Company LLC as our independent registered public accountants for the fiscal year ending December 31, 2007, subject to the ratification of this appointment by our stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the audit committee:
Directors Blake, Aurelio and Milen.

Evaluation of Disclosure Controls and Procedures

We have adopted controls and other procedures which are designed to ensure that information required to be disclosed in this Proxy Statement and other reports filed with the SEC is recorded, processed, summarized and reported within time periods specified by the SEC. Under the supervision and with the participation of our management, including our Chief Executive Officer, President and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the fiscal year (the “Evaluation Date”). Based upon that evaluation, the Chief Executive Officer, President and Chief Financial Officer concluded that, as of December 31, 2006, our disclosure controls and procedures were effective in timely alerting them to the material information relating to us (or our consolidated subsidiaries) required to be included in this Proxy Statement.

Compensation Committee

Messrs. Blake and Aurelio act as the compensation committee, which meets periodically to review the performance of officers and employees and determine compensation programs and adjustments.  Mr. Butkus is not present, does not vote on, or participate in deliberations with respect to his compensation and will not vote on compensation of other executive officers.  The compensation committee met one time in 2006.  None of the members of the Committee were officers or employees of AJS Bancorp, Inc. or its subsidiaries during the 2006 fiscal year or in prior years.  Each member of the compensation committee is independent as defined under the Nasdaq listing standards.

The compensation committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs.  Compensation of the President and Chief Executive Officer and other executive officers for the fiscal year ended December 31, 2006 was paid by A.J. Smith Federal and determined by the Board of Directors of A. J. Smith Federal upon the recommendation of the compensation committee.

In order to keep costs to a minimum, the compensation committee does not employ an outside consultant to provide recommendations on employee or officer compensation.  The committee does not delegate authority to determine executive and director compensation to any individual or entity.  However, using guidelines established by the compensation committee, our human resources department will forward a copy of the historical salary and bonus compensation to the committee and give recommendations of salary increases and annual bonuses based on the performance of the officer or employee.  The committee also relies on publicly available information including compensation surveys, market and employment conditions within the region or nation, and payroll statistics to discharge their responsibilities.

Compensation Committee Interlocks and Insider Participation

The Company does not independently compensate its executive officers, directors, or employees.  The compensation committee retains the principal responsibility for the compensation of the officers, directors and employees of A. J. Smith Federal.  The Board of Directors reviews the benefits provided to A. J. Smith Federal’s officers and employees.

Compensation Discussion and Analysis

Overview

We completed our initial public offering on December 26, 2001.  Prior to this date we operated as a federally chartered mutual savings bank.   A.J. Smith Federal is the only operating subsidiary of AJS Bancorp, Inc.  As a whole, our named officers have an average of 20 years experience working at A. J. Smith Federal, and many of the non-officer employees have also worked at A. J. Smith Federal for the majority of their careers. Therefore, the structure of the Company’s compensation addresses the longevity of the staff as a whole as well as being able to attract new employees.  The principles underlying our executive compensation policies and decisions are intended to:

❖	Implement compensation packages, which are competitive with comparable organizations and allow us to attract and retain experienced, executive talent.
❖	Appropriately balance the mix of cash and non-cash short and long-term compensation.
❖	Reward and recognize those executives that consistently perform at or above company expectations.
❖	Maintain a reasonable cost-basis strategy that enhances shareholder value.
❖	Align the interests of executive officers with the interests of our stockholders.

The board did not increase the salary for the Chief Executive Officer during 2006.  However, in prior years the board used the same methodology and analysis to determine the Chief Executive Officer’s compensation as they used to determine other executive officers’ compensation.

Our Compensation Methodology

To implement these principles, the Compensation Committee, which is responsible for recommending and approving the compensation program for executive officers and employees, expects to maintain salaries consistent with our size and performance goals.  Discretionary bonuses will be used to incent officers and employees to meet or exceed company expectations.  Non-cash compensation will be used to retain key executive talent that has consistently performed at or above company expectations, and attract new executive talent.

Elements of our Compensation

❖	Base Salary

❖	Annual cash incentive bonuses

❖	Long-term recognition and retention plan awards and stock options

❖	ESOP (Fully funded as of December 31, 2005)

❖	Other benefits

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers.  When establishing base salaries for 2006, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, and the base salary of the individual currently.  The Compensation Committee believes that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.  As a guideline, the Compensation Committee reviews the consumer price index, non-farm payroll numbers and other indicators to gauge a minimum increase that would offset the effects of inflation on the individual’s salary.  This figure is then used by the Compensation Committee to give the human resources department a general guide of overall salary increases.  Officers’ salary adjustments can be above or below this figure based upon individual performance.  The Compensation Committee does not differentiate the salary or bonus methodology and analysis the Committee uses in determining Chief Executive Compensation from the methodology it used to determine other executive officers’ compensation.   The Compensation Committee approves all salary adjustments.

Base salaries are reviewed no less than annually by our Compensation Committee.  This is usually mid-year, and based upon our overall year–to-date performance.  Base salaries may be adjusted at some time other than, or in addition to, the mid-year review to compensate an employee for a promotion or to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for all officers.  The annual cash incentive bonuses are intended to compensate for the achievement of our objectives, as well as achieving each officer’s individual performance objectives.   The annual cash incentive bonuses are discretionary and can change based upon our financial performance, but are generally not tied directly to our earnings.  An individual’s target goals are written based upon the officer’s particular area of expertise and are set with regard to and knowledge of existing external forces, internal resources available and overall individual strengths and weaknesses.  Amounts payable on the target goals are usually calculated as a percentage of the applicable officer’s base salary, with higher ranked officers being compensated at a higher percentage of base salary.  Officers do not always have written target goals, however, there are unwritten benchmarks and goals that are used as a guide in determining bonus awards.  The Compensation Committee determines all officer bonuses.

Long-term Recognition and Retention Plan Awards

We believe that our long-term performance is fostered by a compensation methodology which compensates executive officers through the use of stock-based awards, such as restricted stock awards and stock options.  Therefore, our executive officers have a continuing stake in our long-term success.  There were two stock incentive plans adopted in May of 2003 to provide certain employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and to reward them for hard work, dedication and commitment to our organization.

Our 2003 Recognition and Retention Plan (“RRP”) was approved on May 21, 2003 and allowed for the award of 58,971 stock grants, all of which were awarded to employees and officers who were key to implementing our successful business plan and our initial public offering.  Shares forfeited since the initial grants are held for award to current and future directors, employees and officers of A. J. Smith Federal.  The RRP is administered by the full board or two non-employee directors of the board, otherwise know as the Compensation Committee.  The Compensation Committee approves all RRP awards.  Please see the tables “Grants of Plan Based Awards” and “Outstanding Equity Awards” below to get a listing of awards approved.

Our 2003 Stock Option Plan was also approved on May 21, 2003 and provided for the award of 117,941 stock options, 114,685 of which were awarded to employees and officers who were key to our successful business plan and initial public offering.  The remaining 3,256 stock options, and any forfeited stock options, are reserved for future grant to current and future directors, employees and officers of A. J. Smith Federal.  The exercise price of any stock options granted is at least equal to the fair market value of our common stock on the date of grant.  The full board or Compensation Committee administers the Stock Option Plan.  The Compensation Committee approves all stock option grants.  Please see the tables “Grants of Plan Based Awards” and “Outstanding Equity Awards” below to get a listing of grants approved.

Employee Stock Option Plan (ESOP)

The Company established an ESOP in 2001, which was initially funded with 94,352 shares of our common stock.  The ESOP allocated shares using the principal method and the loan was paid in full as of December 31, 2005.

Other Benefits

The Company provides a Profit Sharing Plan that is fully funded by A. J. Smith Federal.  All full-time employees are eligible to participate after an initial waiting period specified by the employee manual after their hire date.  Profit sharing is allocated based upon the employee’s salary to the total Bank salaries.  Vesting takes place based upon a formula prescribed in the Profit Sharing Plan itself.  All employees and officers vest equally based upon this formula.  The Board of Directors administers the Profit Sharing Plan and makes discretionary contributions based upon the earnings of A. J. Smith Federal, the expenses incurred to fund other benefit plans and expected market conditions.  During the five years that the Bank paid on the ESOP loan, contributions to this Plan were significantly reduced.  During 2006 a contribution of $150,000 was made to the Profit Sharing Plan.

A. J. Smith Federal provides a Director’s and Officer’s Deferred Compensation plan.  Participation in this plan is optional and limited to the directors and officers of A. J. Smith Federal.  Upon election, the director or officer can defer a portion of their director’s fees or salary and earn interest at a rate of 2% over prime.  Assets of the plan are subject to the general creditors of A. J. Smith Federal.  Due to IRS regulations, there are maximum limitations on how much the directors or officers can contribute.

A. J. Smith Federal has entered into separate employment agreements with Mr. Thomas Butkus and with Ms. Lyn Rupich.  In addition, A. J. Smith Federal has maintained separate retirement plans for inside directors and for outside directors. The details of these agreements and plans are outlined within the scope of this proxy statement below.

Report of the Compensation Committee

The compensation committee  has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on this review and discussion, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

This report has been provided by Messrs. Blake and Aurelio.

Summary Compensation Table.  The following table shows the compensation of Thomas R. Butkus, our principal executive officer, Lyn G. Rupich, our principal operations officer, Pamela N. Favero, our principal financial officer, and W. Anthony Kopp, our Senior Vice-President of Commercial Lending.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock awards ($) (2)	Option awards ($) (2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and non qualified deferred compensation earnings ($)(4)	All other compensation ($)	Total ($)
Thomas R. Butkus, Chairman and Chief Executive Officer	2006	$185,000	$ 9,000	$ 46,875	$13,536	—	$7,721	$61,320 (5)	$323,452
Lyn G. Rupich, President and Chief Operating Officer	2006	$134,000	$13,400	$ 42,638	$12,408	—	$216	$23,722 (6)	$226,384
Pamela N. Favero, Chief Financial Officer	2006	$ 45,050	$ 4,250	$ 8,250	$2,256	—	$42	$5,982 (7)	$ 65,830
W. Anthony Kopp, Senior Vice President	2006	$ 87,600	$ —	$ 7,500	$5,640	$11,625	$3,249	$11,327 (8)	$115,614
___________________
(1)
Salary figures include employee contributions made to the Executives’ and Directors’ Deferred Compensation Plan.  Mr. Butkus contributed $20,300, Ms. Rupich contributed $3,176, Ms. Favero contributed $1,836, and Mr. Kopp contributed $15,270 to the Executives’ and Directors’ Deferred Compensation Plan.

(2)
Reflects the grant date fair value calculated in accordance with FAS 123 (R).  Please see Note 10 to the Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FAS 123(R).

(3)
Mr. Kopp’s non-equity incentive plan compensation reflects an arrangement whereby Mr. Kopp can earn a cash incentive upon meeting certain benchmark goals in originations of commercial loans and generating fees earned on those commercial loans.  The incentive is based upon a percentage of such loans originated and fees generated.

(4)
Figures represent above market earnings on the Executives’ and Directors’ Deferred Compensation Plan.  Above market interest was calculated using the December 31, 2005 employee deferred compensation account balances multiplied by the difference between the December 31, 2006 deferred compensation earnings credit rate and 120% of the applicable federal long-term compounded interest rate.

(5)
Mr. Butkus’ other compensation reflects director fees of $18,000, country club membership fees of $10,216, retirement health benefit of $7,176, profit sharing contribution of $15,562, automobile benefit of $1,428, dividends on unvested recognition and retention stock of $2,550, and dividend equivalent rights payable to holders of stock options of $6,388.

(6)
Ms. Rupich’s other compensation reflects a profit sharing contribution of $14,833, automobile benefit of $714, dividends on unvested recognition and retention stock of $2,320, and dividend equivalent rights payable to holders of stock options of $5,855.

(7)
Ms. Favero’s other compensation reflects a profit sharing contribution of $4,469, dividend equivalent rights on unvested recognition and retention stock of $449, and dividends payable to holders of stock options of $1,064.

(8)
Mr. Kopp’s other compensation reflects a profit sharing contribution of $8,258, dividends on unvested recognition and retention stock of $408, and dividends payable to holders of stock options of $2,661.

Employment Agreements.  A. J. Smith Federal and Thomas R. Butkus entered into a revised employment agreement on August 19, 2003.  The revised employment agreement has an initial term of 36 months.  On each anniversary date of the agreement, the Board of Directors may extend the term of the employment agreement for an additional year.  Mr. Butkus’ current annual salary under the employment agreement is $185,000.  His salary will be reviewed by the board at least annually, and may be increased but not decreased.  The agreement provides for insurance benefits, including lifetime health benefits for Mr. Butkus and his spouse, and participation in other employee benefits generally available or available to senior management.  Mr. Butkus is entitled to the use of an automobile and reimbursement of maintenance costs for such automobile, as well as reimbursement of reasonable out-of-pocket expenses, including membership fees in certain clubs and organizations that are necessary or appropriate to further the business of A. J. Smith Federal.  Mr. Butkus is entitled to participate in an equitable manner with other senior executives in discretionary bonuses awarded from time to time.  A. J. Smith Federal may terminate Mr. Butkus’ employment for just cause at any time.  Should A. J. Smith Federal terminate Mr. Butkus’ employment during the term of the agreement for reasons other than just cause or within 12 months of a change in control, or in the event Mr. Butkus voluntarily terminates his employment within 90 days of the occurrence of an event which amounts to a “constructive discharge,” then Mr. Butkus would be entitled to receive an amount equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years.  In addition, Mr. Butkus would be entitled to the payment of a lump sum equal to the present value of contributions that A. J. Smith Federal would have made on his behalf under its tax-qualified retirement plans had Mr. Butkus continued to work for A. J. Smith Federal for 36 months following his termination.  Mr. Butkus would also vest on the date of his termination in any outstanding unvested stock options or shares of restricted stock awarded to him.  Under the agreement, a “constructive discharge” is defined, generally, as any of the following events: (i) the relocation of his principal place of employment by more than 35 miles; (ii) a material reduction in his compensation; (iii) A. J. Smith Federal’s failure to increase his salary or to pay Mr. Butkus a discretionary bonus when awarded to other senior executives; (iv) A. J. Smith Federal’s failure to continue to provide him with compensation and benefits provided for under the agreement; (v) the imposition of the requirement that he report to persons other than the board; (vi) the assignment of duties and responsibilities materially different from those associated with his position; (vii) the failure to reelect him to the board; or (viii) a material diminution of his responsibilities or authority.  In the event his termination of employment is due to a change in control, certain perquisites provided during employment, such as the use of an automobile and club memberships, would continue to be provided for 36 months following such termination. In the event payments to Mr. Butkus would include an “excess parachute payment” as defined in the Internal Revenue Code, the payment to him under the employment agreement would be reduced to avoid this result.  If Mr. Butkus retires during the term of the agreement, he (or, in the event of his death after retirement but prior to payment of retirement benefits, his estate) will be paid, within six (6) months of such retirement, a lump sum payment equal to 50% of his annual salary.  The employment agreement also provides for a disability benefit in the event of Mr. Butkus’ disability and a death benefit equal to one year’s salary in the event of his death during the term of the agreement.

Supplemental Executive Agreement. We have entered into a supplemental executive agreement with Mr. Butkus.  In the event of a change in control (as defined in Mr. Butkus’ employment agreement) of A. J. Smith Federal or AJS Bancorp, Inc., Mr. Butkus will be entitled to receive under this agreement, an amount, payable by AJS Bancorp, Inc., in addition to any compensation or benefits payable by A. J. Smith Federal pursuant to the employment agreement, equal to the difference, if any, between the amount that would be paid under the employment agreement but for the cut-back to avoid an excess parachute payment, and the amount that is actually paid under the terms of the employment agreement.   In addition, AJS Bancorp, Inc. agrees to pay any excise taxes or other taxes that would be owed by the executive as a result of having an excess parachute payment.

A. J. Smith Federal and Lyn G. Rupich entered into an employment agreement on October 22, 2005.  The agreement has an initial term of 36 months but may be extended by the Board for an additional year on each anniversary date.  The employment agreement provides for an initial base annual salary of $130,000, which will be reviewed by the board at least annually, and may be increased but not decreased.  Under the agreement, Ms. Rupich will share in normal salary increases at a rate not less than the higher of (i) the senior management employees’ average percentage increases or (ii) the average of the percentage increases afforded to all employees of the Bank (in both cases, exclusive of the percentage increase in salary of the chief executive officer).  In the event of a change in control the agreement obligates the Board to continue to annually review the rate of Ms. Rupich’s base salary, and increase said rate by a percentage that is not less than the average annual percentage increase in base salary that Ms. Rupich received over the three calendar years immediately preceding the year in which the change in control occurs.  In addition to base salary, Ms. Rupich is entitled to a discretionary bonus that will be not less than 10% of her base salary, if discretionary bonuses are awarded to other senior management, and if not generally awarded to all senior management, then her discretionary bonus will be at an amount or percentage that is at least equal to the average of those awarded to senior management, including the chief executive officer.  A. J. Smith Federal will also provide Ms. Rupich with an automobile suitable to her position as President and Chief Operating Officer.

A. J. Smith Federal may terminate Ms. Rupich’s employment for just cause at any time.  Should A. J. Smith Federal terminate Ms. Rupich’s employment during the term of the agreement (for reasons other than just cause) or within 12 months of a change in control, or in the event Ms. Rupich voluntarily terminates her employment within 90 days of the occurrence of a constructive discharge, then Ms. Rupich would be entitled to receive an amount equal to one and one-half (1½) times the sum of her base salary and the highest rate of bonus awarded to her during the prior 18 months.  (For these purposes, constructive discharge is defined in the same manner as under Mr. Butkus’ agreement, without reference to Ms. Rupich’s appointment to the Board.)  In addition, Ms. Rupich would be entitled to the payment of a lump sum equal to the present value of contributions that A. J. Smith Federal would have made on her behalf under its tax-qualified retirement plans had Ms. Rupich continued to work for A. J. Smith Federal for 18 months following her termination.  Ms. Rupich would also vest on the date of her termination in any outstanding unvested stock options or shares of restricted stock awarded to her.  In addition, for 18 months following termination of employment, Ms. Rupich will be entitled to continued life, medical, dental and disability coverage substantially identical to the coverage maintained for Ms. Rupich prior to her termination.  She will also be entitled to a lump sum payment in an amount equal to the present value of the contributions that would have been made by A. J. Smith Federal on her behalf under the tax-qualified retirement plans, assuming she had continued working for an additional 18 months, earning the base salary required under the employment agreement and making the maximum amount of employee contributions permitted, if any, under such plans.  All amounts payable to Ms. Rupich in cash will be paid in one lump sum (adjusted to reflect the present value of such accelerated payment) within thirty (30) days of such termination (or if Section 409A of the Internal Revenue Code (“Code”) applies, on the first day of the seventh month following Ms. Rupich’s termination of employment).  The employment agreement also provides for a disability benefit in the event of Ms. Rupich disability and a death benefit equal to one year’s salary in the event of her death during the term of the agreement.

Potential Payments upon Termination.  The following table presents the amounts each named executive officer would receive upon termination under various circumstances.  In addition to these payments upon termination, Mr. Butkus would receive $210,383 pursuant to our deferred compensation plan, Ms. Rupich would receive $8,604, and Ms. Favero and Mr. Kopp would receive $3,005 and $95,529, respectively, under our deferred compensation plan.

	Voluntary Resignation after Constructive Discharge & Involuntary Termination	Voluntary Resignation	Normal Retirement	Voluntary Termination following Change in Control & Involuntary Termination after Change in Control	Disability	Death
Thomas Butkus:
Employment agreements:
Cash severance (1)	$651,378	$—	$92,500	$552,873	$384,261	$185,000
Medical premiums (2)	$196,752	$196,752	$196,752	$196,752	$196,752	$—
Automobile usage and country club dues (3)	$—	$—	$—	$34,933	$—	$—
Stock awards (4)	$216,670	$—	$216,670	$216,670	$—	$216,670
Supplemental ExecutiveAgreement: (8)				$343,953
Lyn Rupich:
Severance agreement:
Cash severance (5)	$244,435	$—	$—	$446,457	$762,551	$134,000
Medical, dental, life and disability premiums (6)	$26,393	$—	$—	$55,248	$—	$—

Stock awards (7)	$197,690	$—	$—	$197,690	$—	$197,690

___________________
(1)
Mr. Butkus’ cash severance due on voluntary resignation after constructive discharge and involuntary termination, as well as voluntary termination following a change in control and involuntary termination after a change in control, is calculated at three times his salary and highest bonus paid in the last three years, plus a present value lump sum amount representing the amounts that would have been paid into A. J. Smith Federal’s profit sharing on Mr. Butkus’ behalf for 3 years.  Mr. Butkus’ cash severance  due at normal retirement is calculated at one-half of his normal annual salary.  Mr. Butkus’ disability cash severance is calculated based upon one-half of his regular annual salary paid until he reaches age sixty-five less the amount that A. J. Smith Federal’s company-wide disability plan covers.  Mr. Butkus’ cash severance death benefit is based upon one full year’s salary.

(2)
Mr. Butkus’ medical premium benefit is based upon the present value of medical premiums increasing at a rate of 5% per year, assuming a 6% discount rate for an assumed life span of 82 years, less the benefit that would be paid to him after he qualifies for medicare benefits.  The provisions of Mr. Butkus’ employment agreement allow for group medical insurance premiums to be paid by A. J. Smith Federal for himself and his spouse for life.  In the event of Mr. Butkus’ death his spouse would continue to receive medical coverage paid for by A. J. Smith Federal for the remainder of her life.

(3)	The calculation of Mr. Butkus’ automobile usage and country club dues is based upon A. J. Smith Federal’s 2006 expenses for these items multiplied by three.
(4)
Mr. Butkus’ stock awards benefit for stock options is based upon the Black-Scholes value of the options using the closing price of our Common Stock on December 29, 2006 ($26.15) for the options remaining to be vested for Mr. Butkus during 2007 and 2008.  The value of the stock awards benefit is based upon the December 29, 2006 closing price of our stock multiplied by the remaining awards to be vested on behalf of Mr. Butkus during 2007 and 2008.

(5)
Ms. Rupich’s cash severance due on voluntary resignation after constructive discharge and involuntary termination is calculated at one and one-half times her salary and highest bonus paid in the last three years, plus a present value lump sum amount representing the amounts that would have been paid into A. J. Smith Federal’s profit sharing on Ms. Rupich’s behalf for one and one-half years.  Ms. Rupich’s cash severance due upon voluntary termination following a change in control and involuntary termination after a change in control is calculated at three times her salary and highest bonus paid in the last three years, plus a present value lump sum amount representing the amount that would have been paid into A. J. Smith Federal’s profit sharing plan on Ms. Rupich’s behalf for 3 years.  Ms. Rupich’s disability cash severance is calculated based upon one-half of her regular annual salary paid until she reaches age sixty-five less the amount that A. J. Smith Federal’s company-wide disability plan would pay upon her disability.  Ms. Rupich’s cash severance death benefit is based upon one full year’s salary.

(6)
Ms. Rupich’s medical, dental, life and disability premium benefit due on voluntary resignation after constructive discharge and involuntary termination is based upon the present value of such premiums increasing at a rate of 5% per year, assuming a 6% discount rate for one and one-half years.  Ms. Rupich’s medical, dental, life and disability premium benefit due on voluntary termination following a change in control and involuntary termination after a change in control is based upon the present value of such premiums increasing at a rate of 5% per year, assuming a 6% discount rate for three years

(7)
Ms. Rupich’s stock awards benefit for stock options is based upon the Black-Scholes value of the options using the closing price of our Common Stock on December 29, 2006 ($26.15) for the options remaining to be vested for Ms. Rupich during 2007 and 2008.  The value of the stock awards benefit is based upon the December 29, 2006 closing price of our stock multiplied by the remaining awards to be vested on behalf of Ms. Rupich during 2007 and 2008.

(8)
Assuming a change in control occurred on December 31, 2006 and Mr. Butkus voluntarily terminated his employment with A. J. Smith Federal or was involuntarily terminated following such change in control, the payments due Mr. Butkus under his employment agreement would trigger an excess parachute amount under current Internal Revenue Service code.  The amount that Mr. Butkus’ severance payments would be reduced by under his employment agreement in this circumstance is $98,505.  Under Mr. Butkus’ Supplemental Executive Agreement Mr. Butkus would receive the amount he was cut back, or $98,505, in addition to the excise and income taxes due on such occurrence of $245,448.

Plan-Based Awards.  There were no plan-based awards to any of our named executive officers for the year ended December 31, 2006.

Outstanding Equity Awards at Year End.  The following table sets forth information with respect to our outstanding equity awards as of December 31, 2006 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End
Name	Option awards					Stock awards
	Number of Securities Underlying Unexercised options (#) exercisable	Number of Securities Underlying Unexercised options (#) unexercisable (1)	Equity Incentive Plan awards: number of securities underlying unexercised earned options (#)	Option Exercise price ($)	Option expiration date	Number of shares or units of stock hat have not vested (#) (1)	Market value of shares or units of stock that have not vested ($)	Equity Incentive Plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas R. Butkus, Chairman and Chief Executive Officer	14,400	9,600	None	18.75	May 21, 2013	5,000	130,750	None	None
Lyn G. Rupich, President and Chief Operating Officer	13,200	8,800	None	18.75	May 21, 2013	4,548	118,930	None	None
Pamela N. Favero, Chief Financial Officer	2,400	1,600	None	18.75	May 21, 2013	880	23,012	None	None
W. Anthony Kopp, Senior Vice President	6,000	4,000	None	18.75	May 21, 2013	800	20,920	None	None
_____________________
(1)	Options and stock awards vest at a rate of 20% annually each May 21, 2003 through and including 2008.

Stock Option Plan.  During the year ended December 31, 2003, we adopted, and our stockholders approved, the AJS Bancorp, Inc. 2003 Stock Option Plan (the “Stock Option Plan”).  Under the Stock Option Plan, key employees and directors may receive up to 117,941 options to acquire shares of common stock.  The terms of the options are ten years from the date of grant, and the shares subject to awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in our corporate structure.  The awards include an equal number of reload options (“Reload Options”) and dividend equivalent rights (“Dividend Equivalent Rights”).  The Dividend Equivalent Rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds.  For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds A. J. Smith Federal’s weighted average cost of funds on interest-bearing liabilities for the current quarter or the annualized aggregate dollar amount of the dividend exceeds A. J. Smith Federal’s after-tax net income for the current quarter.  The Reload Options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has delivered as payment of the exercise price.  Reload Options may also be granted to replace option shares retained by the employer for payment of the option holder’s withholding tax.  The option price at which additional shares of stock can be purchased by the option holder through the exercise of a Reload Option is equal to the market value of the previously owned stock at the time it was surrendered.  The option period during which the Reload Option may be exercised expires at the same time as that of the original option that the holder has exercised.

Recognition and Retention Plan.  During the fiscal year ended December 31, 2003, we adopted, and our stockholders approved, the AJS Bancorp, Inc. 2003 Recognition and Retention Plan (the “Recognition Plan”).  Under the Recognition Plan up to 58,971 shares of common stock may be awarded to key employees and outside directors.  Recognition Plan awards vest ratably over a five-year period.

Options Exercised Stock Vested.  The following table sets forth information with respect to options exercised and common stock awards that have vested during the year ended December 31, 2006.

Option Exercises and Stock Vested for the Fiscal Year
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Thomas R. Butkus, Chairman and Chief Executive Officer	None	None	2,500	60,625
Lyn G. Rupich, President and Chief Operating Officer	None	None	2,274	55,145
Pamela N. Favero, Chief Financial Officer	None	None	440	10,670
W. Anthony Kopp, Senior Vice President	None	None	400	9,700

Pension Benefits.  The Company does not have any pension benefits.

Deferred Compensation.  The following table sets forth information with respect to defined contribution and other nonqualified deferred compensation plans at and for the year ended December 31, 2006 for the named executive officers.

Nonqualified Deferred Compensation at and for the Fiscal Year
Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (3)
Thomas R. Butkus, Chairman and Chief Executive Officer(4)	20,300	None	52,654	None	1,369,657
Lyn G. Rupich, President and Chief Operating Officer(5)	3,176	None	641	None	8,604
Pamela N. Favero, Chief Financial Officer(5)	1,836	None	227	None	3,005
W. Anthony Kopp, Senior Vice President(5)	15,270	None	8,222	None	95,529
____________________
(1)	All amounts listed in the “Executive contributions in last fiscal year” column were included in the Summary Compensation Table under “Salary”.
(2)
A portion of the amount listed in the “aggregate earnings in last fiscal year” column, or $20,300 for Mr. Butkus, $3,176 for Ms. Rupich, $1,836 for Ms. Favero and $15,270 for Mr. Kopp was also reported in the Summary Compensation Table included within this proxy statement as preferential earnings.

(3)
A portion of the amounts listed in the “aggregate balance in the last FYE” included contributions from the named officer’s salary that were previously listed in the “Annual Compensation” table for previous years.

(4)
Amounts included on the “Nonqualified Deferred Compensation” table for Mr. Butkus included contributions to the “2005 Executives’ and Directors’ Deferred Compensation Plan” and interest earnings on the “Retirement Plan for Inside Directors”.

(5)	Amounts included on the “Nonqualified Deferred Compensation” table for Ms. Rupich, Mr. Kopp and Ms. Favero included contributions to the “2005 Executives’ and Directors’ Deferred Compensation Plan”.

The A.J. Smith Federal Savings Bank 2005 Executives’ and Directors’ Deferred Compensation Plan was established effective January 1, 2005, for the executive employees and members of the Board of Directors of A.J. Smith Federal Savings Bank.  The purpose of the Plan is to permit executive employees and directors to contribute a portion of their compensation on a pretax basis toward retirement benefits, enhance the overall effectiveness of the A.J. Smith Federal Savings Bank executive compensation program and to attract, retain and motivate such individuals. A participant may elect to defer annually the receipt of a portion of the compensation otherwise payable to him by the Bank in any plan Year.  The amount of compensation deferred by a participant shall be a fixed percentage of such compensation but shall not exceed: (i) twenty percent (20%) of such participant’s base salary; (ii)

fifty percent (50%) of such participant’s annual bonus; (iii) and one hundred percent (100%) of such participant’s director’s fees. All amounts credited to a participant’s account shall be credited with interest monthly, at a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal on the first day of the month, until the account has been fully distributed to the participant.  A participant shall be fully vested in the amount in his compensation deferral account at all times.  Each participant shall elect the form and timing of the distribution of his accounts at the time the participant elects compensation deferral contributions.  The participant may elect to have his accounts distributed as follows:

(a)	in a lump sum distribution; or
(b)	in substantially equal monthly installment payments over a fixed period of 5, 10, or 15 years.

If a participant dies after distribution of his accounts has commenced, but before complete distribution of his accounts, any remaining amount in the participant’s accounts shall continue to be distributed, in accordance with the participant’s existing election, to the beneficiary or beneficiaries designated by the participant in a Beneficiary Designation Form.  If a Participant has not designated a beneficiary under the Plan, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable shall be distributed first to the participant’s surviving spouse, or if none, to the participant’s estate.  If the participant dies before commencement of distributions, the participant’s accounts shall be distributed to the participant’s beneficiary(ies) in the manner selected by the participant in the Initial Deferral Agreement.

A participant may request, by writing filed with the Bank, that a distribution be made to him of all or part of the amount then credited to his accounts on account of a severe financial hardship occurring as the result of an “unforeseeable emergency.”  An unforeseeable emergency includes an unexpected illness or accident of the participant, the participant’s spouse or a dependent (as defined in Code Section 152(a)), or loss of a participant’s property due to casualty, or other similar, extraordinary, unforeseeable circumstances beyond the control of the participant.  The severe financial hardship may not be relieved by an early distribution under this Plan to the extent it might otherwise be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of a participant’s assets, or by cessation of compensation deferrals under the Plan.  Any hardship distribution will be limited to the amount necessary to meet the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

In the event a participant’s employment or service is terminated for cause, all rights of the participant under the Plan shall be immediately forfeited and the Bank shall have no obligation to provide any benefits to the participant after termination for cause.  “Cause” means an individual’s personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or the willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order, any of which results in material loss to the Bank.

Compensation of the Board of Directors of A. J. Smith Federal

Our Directors do not receive compensation from us for their service on the board.  They do not receive compensation for their service on the board of A.J. Smith Federal.  During 2006 Directors were paid a fee of $1,500 for each regular meeting of the Board of Directors attended and $400 for each committee meeting attended, except that Mr. Blake receives $500 for his attendance at each meeting of the loan committee, and other non-employee loan committee members receive $350 for each loan committee meeting attended. Directors are permitted one paid absence per year for Board meetings.  Directors are not paid if they are absent for any committee meetings.

Directors’ Summary Compensation Table.  Set forth below is summary compensation for each of our non-employee directors for the year ended December 31, 2006

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($) (2)	Non-equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($) (3)	All other compensation ($)	Total ($)
Roger L. Aurelio	18,800	10,500	3,325	None	10,530	2,140	43,155
Raymond J. Blake	27,100	10,500	3,325	None	—	2,140	43,065
Edward S. Milen	24,850	10,500	3,325	None	—	2,140	40,815
Richard J. Nogal(1)	18,000	4,750	960	None	6,206	268	30,184
_______________
(1)	Mr. Nogal’s amount listed under “Fees earned or paid in cash” is paid directly to the law firm of Goldstine, Skrodzki, Russian, Nemec and Hoff, Ltd., of which Mr. Nogal is a partner.
(2)
Reflects the grant date fair value calculated in accordance with FAS 123(R).  Please see Note 10 to the Consolidated Financial Statements for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FAS 123(R).

(3)	Represents the change in the accrued value of the benefit due the named directors under the “2005 Retirement plan for Outside Directors”, which plan is explained further below.

Retirement Plan for Outside Directors.  A. J. Smith Federal maintains a retirement plan for outside directors to provide retirement income to such directors upon their termination of service.  Due to the American Jobs Creation Act of 2004, the plan was frozen as to any new contributions or accruals effective December 21, 2004.  Messrs. Aurelio, Blake and Milen are participants in the plan.  A new retirement plan for outside directors was implemented effective April 21, 2005.  Messrs. Aurelio and Nogal are participants in the 2005 Retirement Plan for Outside Directors.  The Board of Directors may, at its discretion, designate additional outside directors as participants.

Under the old Retirement Plan for Outside Directors, if a director terminates service for any reason other than death, he will receive ten annual payments, equal to 10% for each full year of service on the Board of Directors of A. J. Smith Federal (up to 10 years of service), multiplied by $12,000.  At the participant’s election, payments may be made in a lump sum or over a period of years, not to exceed 20 years.  Distributions from a participant’s vested benefits may be made in the event of an unforeseeable emergency or financial hardship.  Upon termination of service, a participant may request an accelerated distribution of his benefits in the form of a lump sum distribution of 90% of the present value of his vested benefit.  The remaining balance will be forfeited.  Upon a change in control, each participant will receive the present value of his vested benefit in a lump sum.  If a participant dies before payment of his retirement benefit has commenced, or after payment has commenced, such payment or any remaining payments will be made to his beneficiary.  All obligations arising under the plan are payable from the general assets of A. J. Smith Federal.

Under the 2005 Retirement Plan for Outside Directors, if a director terminates service for any reason other than death, he will receive ten annual payments, equal to 10% for each full year of service on the Board of Directors of A. J. Smith Federal (up to 10 years of service), multiplied by $12,000.  Alternatively, a Participant may elect another form of payment during the calendar year 2005, in accordance with guidance issued under Code Section 409A, or if later, at the time of his initial participation in the Plan.  Any other form of benefit shall be the actuarial equivalent of the benefit set forth above.  Such optional distribution election once made by a Participant shall be irrevocable. Distributions from a participant’s vested benefits may be made in the event of an unforeseeable emergency.  Upon a change in control, each participant will receive the present value of his vested benefit in a lump sum.  If a participant dies before payment of his retirement benefit has commenced, or after payment has commenced, such payment or any remaining payments will be made to his beneficiary.  All obligations arising under the plan are payable from the general assets of A. J. Smith Federal.

For the plan year ending December 31, 2006, A. J. Smith Federal accrued a liability of $19,288 under both the Retirement Plan for Outside Directors and the 2005 Retirement Plan for Outside Directors.

Retirement Plan for Inside Directors.  A. J. Smith Federal maintains a retirement plan for employee directors.  The plan was initially effective as of December 18, 1995, and was amended and restated effective as of January 1, 2001.  Mr. Thomas R. Butkus is the only participant in the plan.  Mr. Butkus is 100% vested in his account balance.  The retirement plan benefit for Mr. Butkus has been calculated with the intended goal of providing him with a benefit at retirement equal to 70% of his final average pay.  The balance of his account will be payable in the form of single life annuity, unless he elects another form of payment.  Benefits under the plan may be paid early upon an unforeseeable emergency or financial hardship.  Upon termination of service, Mr. Butkus may request an accelerated distribution of his benefits in the form of a lump sum distribution of 90% of the present value of his account balance.  In the event of such an election, the remaining balance will be forfeited.  Upon a change in control, he will receive the present value of his account balance in a lump sum.  If he dies before payment of his vested benefit has commenced, or after payment has commenced, payment will be made to his beneficiary.  The plan is considered an unfunded plan for tax and ERISA purposes.  All obligations arising under the plan are payable from the general assets of A. J. Smith Federal.  For the plan year ended December 31, 2006, A. J. Smith Federal accrued a liability of $33,765 for earnings under the plan.

Transactions With Certain Related Persons

A. J. Smith Federal offers to directors, officers, and employees loans which are made by A. J. Smith Federal to such persons in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectability or present other unfavorable features.  All such loans were performing in accordance with their terms as of the date of this Proxy Statement.  Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees.  The interest rate on loans to directors and officers is the same as that offered to A. J. Smith Federal’s other employees.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, one of which is applicable to us.  Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to A. J. Smith Federal’s directors and officers are made in conformity with the Federal Reserve Act’s lending restrictions.

The following table sets forth loans made by A. J. Smith Federal to its directors and executive officers where the largest amount of all indebtedness outstanding during the year ended December 31, 2006 and all amounts of interest payable during the year ended December 31, 2006 exceeded $120,000, and where the borrowers received interest rate discounts.

Name and Position	Nature of Transaction	Largest Aggregate Balance Between January 1, 2006 and December 31, 2006	Interest Rate	Principal Balance December 31, 2006	Principal Paid Between January 1, 2006 and December 31, 2006	Interest Paid Between January 1, 2006 and December 31, 2006
Thomas Butkus Chief Executive Officer	Mortgage loan on primary residence	$625,120	4.50%	$611,820	$13,301	$30,178
Lyn G. Rupich President	Mortgage loan on primary residence	$505,940	4.375%	$497,470	$8,470	$21,966
Raymond J. Blake Director	Mortgage loan on primary residence	$189,057	3.75%	$184,951	$4,106	$7,020

The Board of Directors does not have any written procedures for the review, approval or ratification of transactions between us and our directors, officers or their immediate family members.  As a matter of practice, the entire board will consider a potential transaction involving a director, officer or their immediate family members.  Any transaction will be made on terms no less favorable to us as would be obtainable from an unaffiliated third party.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of the Board of Directors has approved the appointment of Crowe Chizek and Company LLC as our auditors for the 2007 fiscal year, subject to the ratification of the appointment by our stockholders.  Auditors are not deemed independent under the securities laws unless the audit committee has approved the appointment, or alternatively, the engagement is entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee which sets forth each specific service to be performed by the independent registered public accountants. At the Annual Meeting, stockholders will consider and vote on the ratification of the appointment of Crowe Chizek and Company LLC for our fiscal year ending December 31, 2007.  A representative of Crowe Chizek and Company LLC is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

During the past two years the aggregate fees billed for professional services rendered by Crowe Chizek and Company LLC (the “Independent Auditor”) were as follows:

Audit Fees.  Fees for the audit of our annual financial statements and for the review of our quarterly reports were $103,150 for 2006 and $96,400 for 2005.

Audit-Related Fees.  Fees for professional services related to the Form 10-K were $7,004 for 2006 and $6,100 for 2005.

Tax Fees.  Aggregate fees for tax compliance, tax advice and tax planning were $20,750 for 2006 and $14,900 for 2005.

All Other Fees.  Fees for services other than those listed above were $1,250 for 2006 and $13,062 for 2005.  The 2005 fees relate primarily to general accounting matters and benefit plan accounting related services.

Crowe Chizek and Company LLC was not paid fees by us relating to financial information systems design and implementation.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its independent registered public accountants.  The audit committee concluded that performing such services in 2006 and 2005 did not affect the independent registered public accountants’ independence in performing their function as our independent registered public accountants.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Independent Auditor. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular services or categories of services and is generally subject to a specific budget.  The audit committee has delegated pre-approval authority to its Chairman when expedited services are necessary.  The Independent Auditor and management are required to periodically report to the full audit committee regarding the extent of services provided by the Independent Auditor in accordance with this pre-approval, and the fees for the services performed to date.  All of the tax fees and other fees paid in 2005 were approved per the audit committee’s pre-approval policies.

In order to ratify the appointment of Crowe Chizek and Company LLC as the independent registered public accountants for the 2007 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification.  The Board of Directors recommends a vote “FOR” the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accountants for the 2007 fiscal year.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for next year’s Annual Meeting of Stockholders, any stockholder’s proposal to take action at such meeting must be received at our executive office, 14757 South Cicero Avenue, Midlothian, Illinois 60445, no later than December 28, 2007.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to our Corporate Secretary at least five (5) days before the date fixed for such meeting. The notice must include the stockholder’s name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require us to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The date on which next year’s Annual Meeting of Stockholders is expected to be held is May 21, 2008.  Accordingly, advance written notice of business or nominations to the board of directors to be brought before the Annual Meeting of Stockholders must be given to us no later than May 16, 2008.

  MISCELLANEOUS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.

The cost of solicitation of proxies will be borne by us.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock.  In addition to solicitations by mail, our directors, officers and regular employees and directors, officers and regular employees of A. J. Smith Federal may solicit proxies personally or by telephone without additional compensation.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, AJS Bancorp, Inc., 14757 South Cicero Avenue, Midlothian, Illinois 60445.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Donna J. Manuel
Corporate Secretary
Midlothian, Illinois
April 16, 2007

REVOCABLE PROXY

AJS BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 16, 2007

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of AJS Bancorp, Inc., which the undersigned is entitled to vote at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 14757 S. Cicero, Midlothian, Illinois 60445, at 1:00 p.m., (local time) on May 16, 2007.    The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

1.

The election as a director of the nominee listed below (except as marked to the contrary below)

Richard J. Nogal

Edward S. Milen

INSTRUCTION: To withhold your vote for the  nominee, write the name of the nominee on the line below.

		FOR ☐	VOTE WITHHELD ☐
		FOR	AGAINST	ABSTAIN
2.	The ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to our Corporate Secretary at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect.  This proxy may also be revoked by sending written notice to our Corporate Secretary at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from us prior to the execution of this proxy of a Notice of the Annual Meeting and a Proxy Statement dated April 16, 2007.

Dated: _________________, 2007

☐ Check Box if You Plan to Attend the Annual Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.